                         CRUDE OIL PROCESSING AGREEMENT
                                    between


                          STATOIL NORTH AMERICA, INC.
                                      and


                      CROWN CENTRAL PETROLEUM CORPORATION




                             TABLE OF CONTENTS


                                                                 PAGE

     PROCESSING AGREEMENT                                         1

     ARTICLES

     1. DEFINITIONS                                               2

     2. DURATION                                                  5

     3. PROCESSING LEVELS                                         6

     4. TYPE AND QUALITY OF CRUDE OIL                             9

     5. PRODUCT YIELDS                                            10

     6. PRODUCT SPECIFICATION                                     11

     7. PROCESSING FEES AND PENALTIES                             12

     8. TAXES AND OTHER CHARGES                                   14

     9. PAYMENT                                                   15

     10.CRUDE OIL SUPPLY AND NOMINATION PROCEDURE                 16

     11.PRODUCT LIFTING SCHEDULE                                  18

     12.BERTH, DISCHARGE AND LOADING CONDITIONS, AND DEMURRAGE    20

     13.STORAGE RIGHTS AND OBLIGATIONS                            23

     14.FINAL SETTLEMENT                                          24

     15.TITLE, RISK OF LOSS AND CUSTODY                           25

     16.QUANTITY AND QUALITY DETERMINATION                        27

     17.AUDITING                                                  33

     18.SUSPENSION AND TERMINATION                                34

     19.CREDIT CONDITIONS                                         36

     20.INDEMNITY                                                 37

     21.REFINERY CLOSURE                                          38

     22.FORCE MAJEURE                                             40

     23.LAW AND ARBITRATION                                       42

     24.REPRESENTATIONS, WARRANTIES, AND COVENANTS OF STATOIL     43

     25.REPRESENTATIONS, WARRANTIES, ABD COVENANTS OF CROWN       45



     26.SAFETY AND HEALTH                                         47

        ASSIGNMENT
     27.                                                          48

     28.STATEMENTS                                                49

        CONPLIANCE WITH EPA REFORMULATED GASOLINE &
     29.                                                          50

        ANTI-DUMPING REGULATIONS

     30.LIABILITIES                                               51

        MISCELLANEOUS
     31.                                                          52

     ADDENDUM ONE                                                 55

     ADDENDUM TWO                                                 62






     ____________________
     PROCESSING AGREEMENT
                                        th
     This Agreement is made as of the 15   day of July, 1996,
     between Statoil North America, Inc. of Stamford,
     Connecticut,

      (hereinunder called  Statoil
                          ``        )
                                  ''

      and Crown Central Petroleum Corporation of Baltimore,
     Maryland,

     (hereinunder called ``
                          Crown  ).
                               ''



     Whereas Statoil agrees to supply Crude Oil to Crown at the
     Pasadena Refinery, located at 111 Red Bluff Road, Pasadena,
     TX  77506, herein referred to as the  Refinery,
                                          ``           and Crown
                                                    ''
     agrees to process such Crude Oil as defined and make available Products to Statoil at the Refinery.


     Now, therefore, in consideration of the premises and the mutual promises herein contained, Crown and Statoil agree as follows

     _________
     ARTICLE 1


     ___________
     DEFINITIONS

     Where used in this Agreement, except as otherwise required by the context, the words defined in the following sections of this Article 1 shall have the meanings respectively ascribed thereto.

     (i)  ''
           Affiliate   shall mean a person which owns a Party
                    ''
          (Parent), which is owned by a Party (Subsidiary), or which is owned by a person which owns a Party. Ownership means the ownership, directly or indirectly, through one or more intermediaries, of fifty (50) percent or more of the issued shares or voting rights in a company, partnership, or legal entity.

     (ii)  API
          ''  '' shall mean the American Petroleum Institute.



     (iii)     ''
                ASTM   shall mean the American Society for
                    ''
     Testing and Materials.

     (iv) ''
           Barrel'' shall mean a barrel of forty-two U.S.
          gallons measured at 60 degrees Fahrenheit, and ``
           B/CD'',  shall mean Barrels per calendar day.



     (v)       ''
                Crude Oil'' shall mean the Crude Oil specified
       in Article 4 hereof, or raw materials      which can be
       considered technically and commercially as Crude Oil.



     (vi) ''
           Dollar'', ``USD'' and the symbol ``
                                             $'' shall refer to
     the United States Dollar.



     (vii)     ''
                Environmental Laws'' shall mean all Laws and Regulations, as defined in this Article, which involve, relate to, or affect the environment in any way, including, but not limited to, any of which purport to govern air emissions, water discharges, spills, hazardous or toxic substances, solid or hazardous waste, and occupational health and safety, as may be amended from time to time, and including all Environmental Laws applicable in the State of Texas.

     (viii)    ''
                Gallon'' shall mean a U.S. standard gallon of 231 cubic inches at 60 degrees Fahrenheit.

     (ix) ''
           Governmental Authority'' shall mean any federal, state, or local governmental body or agency or subdivision thereof, including, but not limited to, any legislative, administrative, or judicial body which has jurisdiction to exercise authority or control over Statoil and Crown; over all or any part of the Refinery Facilities; or over all or any part of the transactions and services to be performed under this Agreement.
          ``
           Independent Inspector'' shall mean a licensed person or entity which will perform sampling, quality analysis, and quantity determination of Crude Oil and/or Products, either at loading or at the discharge as described in this Agreement.



     (x)  ``
           Independent Inspector'' shall mean a licensed person or entity which will perform sampling, quality analysis, and quantity determination of Crude Oil and / or Products, either at loading or at the discharge as described in this Agreement.

     (xi) ``
           Laws and Regulations'' shall mean all applicable treaties, statutes, regulations, codes, laws, ordinances, licenses, decisions, orders, directives, decrees, agreements, concessions and arrangements with Governmental Authorities, interpretations, or license, permit or compliance requirements (a) which apply to the Refinery Facilities or to the performance of either Party of any obligation under this Agreement, or (b) which may be enforced or issued by any Governmental Authority with jurisdiction over the operation of the Refinery Facility.

     (xii)     ``
                Liabilities'' shall mean losses, claims, charges, damages, deficiencies, assessments, interests, penalties, costs, and expenses of any kind (including, without limitation, related attorneys' fees and other fees, court costs, and other disbursements), whether or not liquidateddirectly or indirectly arising out of or related to any suit, proceeding, judgment, settlement or judicial or administrative order, includin including without limitation, any liabilities with respect to the Environmental Laws.

     (xiii)    ``
                NSV'' shall mean the Net Standard Volume of oil reduced to a standard temperature of 60 Fahrenheit and expressed in Barrels. The Net Standard Volume is the volume of oil after all Free Water, Water in suspension, and sediments have been deducted.

     (xiv)     ``
                Part Cargo'' shall mean when a Cargo is
          discharged in more than one Discharge Port, or received by more than one receiver at the Discharge Port.

     (xv) ``
           Party'' shall mean Statoil or Crown.

     (xvi)     ``
                Processing Period'' shall mean the period of duration of the processing contract as set forth in
          Article 2.

     (xvii)    ``
                Product(s)'' shall mean any finished petroleum Products (liquid or gas) of the general type that can be manufactured at the Refinery, including petroleum Products described in Article 6 hereto and any petroleum material which at any time is determined to be a Product pursuant to the provision of Article 6 hereto.

     (xviii)   ``
                Refinery'' shall mean the petroleum Refinery of Crown Central Petroleum, located at Pasadena, Texas.

     (xix)     ''
                Refinery Facilities'' shall mean all the facilities of Crown located at the Refinery in Pasadena, Texas, or any associated or adjacent facility owned or operated by Crown, which shall be used by Crown to carry out the terms of this Agreement. Refinery Facilities shall include, but not be limited to, the Refinery, Crude Oil receiving, and Products delivery facilities, pipelines, and storage tanks .(xx)
               ``
                Refinery Stock'' shall mean Heidrun Crude Oil in tank and available for Processing at the Refinery, or such other, type of Crude Oil as may be agreed upon by the Parties.

     (xx) ``
           Refinery Stock'' shall mean Heidrun Crude Oil in tank and available for Processing at the Refinery, or such other type of Crude Oil as may be agreed upon by the Parties.

     (xxi)     ``
                Taxes'' shall mean any and all federal, state, and local taxes, duties, fees, charges, and dues of every description on or applicable to Crude Oil and Products owned by Statoil, including without limitation, all motor fuels, special fuels, excise, businessand occupation, gross receipts, environmental or spill taxes, coastal protection fees, Superfund taxes, loading fees, sales and use taxes, ad valorem taxes, payments in lieu of ad valorem property taxes, however designated, except for taxes on income.

     (xxii)    ``
                TCV'' shall mean the Total Calculated Volume of oil reduced to a standard temperature of 60
          Fahrenheit and expressed in Barrels.  The Total
          Calculated Volume is inclusive of all Free Water, Water in suspension, and sediments.

     (xxiii)   ``
                Vessel'' shall mean any craft designed for the waterborne transportation of oil including, but not limited to, ships and barges.

     _________
     ARTICLE 2


     ________
     DURATION


     This Agreement shall be in effect from July 15, 1996, until September 30, 1997, in accordance with the provisions described below.



     Statoil shall supply Crown with a minimum quantity of six million Barrels of Crude Oil prior to July 31, 1997,provided, however, that Statoil shall be relieved of the obligation to deliver the minimum quantity in the event of an early termination of this Agreement pursuant to the terms of Articles 3, or 22, or if the Parties shall agree to a reduction in the minimum quantity.



     Subject to Article 11 (Products Lifting Schedule), Statoil shall lift all Products to which it is entitled under this''
          Agreement by September 30, 1997, or within two (2) months from the date of the last Crude Oil delivery,whichever is earlier.

     _________
     ARTICLE 3





     _________________
     PROCESSING LEVELS




          (i) The quantity of Crude Oil to be processed by Crown for Statoil in the Refinery under this Agreement shall be deemed to be 20,000 B/CD, Refinery Stock permitting. Should the Refinery Stock be deemed to be drawn down to zero, before the arrival of the next cargo from Statoil, subject to Article 10 (iv), then the deemed processing shall be suspended until the next cargo arrives at the Refinery. Products deemed produced from previous Crude Oil cargoes supplied by Statoil and held in Stock may still be lifted by Statoil during this period of suspension. Notwithstanding the above, the quantity of Crude Oil to be actually processed by Crown for Statoil in the Refinery during the period shall average 20,000 B/CD over the course of each month. Actual daily run rates may be lower or higher at Crown's discretion. Crown must provide Statoil a weekly inventory schedule showing actual and deemed Heidrun Crude Oil inventory and actual and deemed Products inventory. Crown may advise Statoil's actual Products inventory as volumes of unfinished components.

          (ii) Statoil shall always have title to Crude Oil inventories and to Products as they are deemed to have been processed for Statoil under this Processing Agreement;
     provided, however, that:

               a)   Statoil shall not have, or assert any claim
                 to, title over, or any other interest in, any inventory with which the Crude Oil inventories owned by Statoil are commingled in storage or processing, and

               b)   The Products to which Statoil shall have
                 title shall be limited to the Products which Statoil is, pursuant to this Contract, entitled to receive with respect to the Crude Oil processed or deemed to have been processed, and when such Crude Oil has been processed or deemed to have been processed, Statoil shall cease to have any title or interest therein, and shall only have title to the Products processed or deemed to have been processed from such Crude Oil, and

               c)   Nothing in the Processing Agreement shall be
                 deemed to grant title to, or create a security interest in, any asset of Crown (including without limitation any inventory, partially refined Products, or refined Products) in violation of any of the undertakings, covenants, or obligations of Crown or its subsidiaries set forth in:

                    A)   Crown's Indenture, dated as of January
                         24, 1995, with respect to $125,000,000
                         in principal amount of 10-7/8% Senior
                         Notes due 2005, as such indenture may be amended, renewed, extended, substituted, refinanced, restructured, replaced, supplemented, or otherwise modified from time to time, including, without limitation, any successive amendments, renewals, extensions, substitutions, refinancings, restructurings, replacements, supplementations, or other modifications of the foregoing (hereinafter the ``
                                           Indenture''), or

                    B)   Crown's $130,000,000 Credit Agreement,
                         dated as of September 25, 1995, with
                         NationsBank of Texas, N.A., as
                         Administrative Agent and Letter of
                         Credit Agent, and with The First
                         National Bank of Boston and Texas
                         Commerce Bank NationalAssociation as
                         Agents, as such credit agreement may be
                         amended, renewed, extended, substituted, refinanced, restructured, replaced, supplemented, orotherwise modified from time to time, including, without limitation, any successive amendments, renewals, extensions, substitutions, refinancings, restructurings, replacements, supplementations, or other modifications of the foregoing (hereinafter the''
                                          Credit Agreement''),

                    provided, however, that Crown shall not make or effect any amendment, supplement, or other modification to either the Indenture or the Credit Agreement which adversely affects the rights or interests of Statoil hereunder, without giving Statoil a minimum of ten (10) business days prior written notice thereof. Should Crown make or effect any such amendment, supplement, or other modification which in Statoil's sole judgement adversely affects its rights or interests, Statoil may, at its sole discretion, suspend or terminate this Agreement in accordance with Article 18.

     (iii) Crude Oil shall be processed for Statoil at the deemed yields specified in Article 5.

     (iv) Crown shall not be required to process Crude Oil during thirty-five (35) day Refinery turnaround currently planned for the fourthquarter of 1996 or the first quarter of 1997, subject to following conditions:

          a) Crown shall notify Statoil, as early as reasonably possible, when the dates of turnaround are known. Notwithstanding this, Crown must give Statoil a minimum notice ofsixty (60) days prior to commencement of turnaround, if such turnaround is to commence prior to January 15, 1997. Otherwise if the turnaround is to commence after January 15, 1997, then Crown must give Statoil a minimum notice of forty-five (45) days prior to commencement of such turnaround

          b)   It is the intention of the parties for all Crude
               Oil in storage at the Refinery to be processed prior to commencement of the turnaround.

          c) Statoil shall be permitted to supply Crude Oil into the Refinery during the turnaround period, in readiness for resumption of Processing.

          d) Statoil shall be permitted to lift Products from the Refinery,deemed to be produced prior to commencement of turnaround, during the turnaround period.

     (v) Crown shall not be required to process 20,000 Barrels per day of Heidrun Crude Oil, if thirty (30) days written notice is given to Statoil that, for technical reasons, the Refinery can no longer continue to process Heidrun Crude Oil at a rate of 20,000 Barrels per day, which fact is verified to Statoil by a qualified independent third party. If such notice is given to
       Statoil, then     Statoil have the following options:

          a) Statoil may elect to continue to deliver the quantity of Heidrun Crude Oil that the Refinery can process. In the event the quantity of Heidrun Crude Oil deemed to be processed is between 15,000 Barrels per day and 20,000 Barrels per day, then the terms in Articles 10, 11, and 13 of this Agreement remain unchanged. In the event the quantity of Heidrun Crude Oil deemed to be processed is less than 15,000 Barrels per day, then Statoil shall have the right to deliver parcels of Heidrun up to 550,000 New Barrels as per Article 10 (ii). Statoil must then wait until this quantity has been ratably processed to a remaining inventory level of approximately 100,000 Barrels, or less, before delivering another parcel. Statoil's right to build up Products inventory as per Article 13 (ii) shall be ratably reduced (i.e., if Statoil is entitled to 325,000 Barrels of inventory when processing 20,000 Barrels per day, then Statoil would be entitled to 162,500 Barrels of inventory if the processing rate is 10,000 Barrels per day).

            b) Statoil may elect to deliver a basket of Crude
               Oils (Brent, Gullfaks, Troll, Statfjord, orOseberg), in addition to the Heidrun Crude Oil, up to the 20,000 Barrels per day processing level.
                The quantity and quality of each grade may vary
               from time to time a Statoil's option.  The deemed
               processing yield will remain the same for all grades, however, the processing fee will be adjusted for each grade representing the net actual yield change between Heidrun and the substitute grade. Crown will give Statoil the actual yields for the above referenced grades when giving Statoil notice of technical problems, so that Statoil will have time to evaluate the yields.

               c)   Statoil may elect to terminate this
            Agreement.

     _________
     ARTICLE 4


     TYPE AND QUALITY OF CRUDE OIL

     The Crude Oil to be supplied to the Refinery under this Agreement shall be Heidrun Crude Oil. Statoil may substitute alternate Crude Oils upon mutual agreement of Crown.

     ARTICLE 5

     ______________
     PRODUCT YIELDS


     Regardless of actual Refinery yields at the Refinery, the deemed Refinery yields of Products (expressed as volume percentage per Barrel of Crude Oil supplied), for the Crude Oil processed for Statoil by Crown under this Agreement, shall be the following:








                    __________________________
                    ##CONFIDENTIAL TREATMENT##
                    __________________________
                    ##CONFIDENTIAL TREATMENT##
                    __________________________
                    ##CONFIDENTIAL TREATMENT##    __________________________
                                                  ##CONFIDENTIAL TREATMENT##
                                                  __________________________
                                                  ##CONFIDENTIAL TREATMENT##
                                                  __________________________
                                                  ##CONFIDENTIAL TREATMENT##

     Premium        ##CONFIDENTIAL TREATMENT##
                    ##CONFIDENTIAL TREATMENT##
                    ##CONFIDENTIAL TREATMENT##    ##CONFIDENTIAL TREATMENT##
                                                  ##CONFIDENTIAL TREATMENT##
                                                  ##CONFIDENTIAL TREATMENT##
     Gasoline
     Regular        ##CONFIDENTIAL TREATMENT##
                    ##CONFIDENTIAL TREATMENT##
                    ##CONFIDENTIAL TREATMENT##    ##CONFIDENTIAL TREATMENT##
                                                  ##CONFIDENTIAL TREATMENT##
                                                  ##CONFIDENTIAL TREATMENT##
     Gasoline
     No. 2 Fuel     ##CONFIDENTIAL TREATMENT##
                    ##CONFIDENTIAL TREATMENT##
                    ##CONFIDENTIAL TREATMENT##    ##CONFIDENTIAL TREATMENT##
                                                  ##CONFIDENTIAL TREATMENT##
                                                  ##CONFIDENTIAL TREATMENT##
     Oil

     #




     _________
     ARTICLE 6


     ______________________
     PRODUCT  SPECIFICATION


     (i)            The quality of the Products shall be in
       accordance with the  Colonial Pipeline
       ProductsSpecifications latest issue.

               Premium Gasoline V grade *

               Regular Gasoline M grade *

               No. 2 Fuel Oil 75 grade (or 85 grade as proposed by Colonial Pipeline as of August 01, 1996)



               (Crown shall make best efforts to deliver the 75 grade Product, dyed or undyed, on a case by case basis, at Statoil's request).*Gasoline RVP is to be as per Colonial Pipeline ``
                                            southern'' grade and
               to change on a seasonal basis as required by the Colonial Pipeline VOC (Volatile Organic Compounds) control schedule for RVP (Reid Vapor Pressure), in conjunction with the Colonial Pipeline scheduling constraints as published and notified by Colonial Pipeline.


       (ii) The specifications referred to in this Article may be revised, bymutual agreement at Statoil's request, if technically possible for the Refinery and feasible in that specific period of time, taking into consideration possible operational limits.



       (iii) Any additional cost involved in the supply of a revised specification, as per paragraph (ii) above, will be debited to Statoil according to a formula later to be agreed upon by the Parties.



           (iv) Any possible saving s involved in the supply of a revised specification, as per paragraph (ii) above, will be credited to Statoil according to a formula later to be agreed upon by the Parties.

     _________
     ARTICLE 7


     _____________________________
     PROCESSING FEES AND PENALTIES


      (i) During the term of this Agreement, Statoil will pay Crown a fee of USD ##CONFIDENTIAL TREATMENT##
                                  ##CONFIDENTIAL TREATMENT##
                                  ##CONFIDENTIAL TREATMENT## per
               Barrel of Crude Oil processed for Statoil by Crown
               (the ``
                     Processing Fee''), except as provided for
               in Article 3 (v) (b). The Processing Fee will be calculated based upon the net Barrels of Crude Oil supplied to Crown's tankage as measured in accordance with Article 16.

     (ii) The Processing Fee is based upon the Products yield tables specified in Article 5, the Products lifting provisions specified in Article 11, and the payment provisions specified in Article 9. In addition, the Processing Fee shall cover the cost of the following:

               a)
                 Receipt, handling, and storage of Crude Oil at the Refinery Facilities.

               b)
                 Supply of linefill to maintain all Crude Oil and Products pipelines in a full condition, both within Crown's facilities, as well as between Crown's facilities and the GATX, Pasadena facility (``GATX'') and the Oil Tanking Houston (``Oil Tanking'') storage facility.

               c)
                 Processing of Crude Oil.


               d)
                 Handling, storage as provided in Article 13, and delivery of Products from the Refinery Facilities to the locations and at the costs identified in Article 11(ii), except for the costs identified in paragraph (iii) below.

               e)
                 Use of Crown's vapor recovery system when loading Products at Crown's dock.

               f)
                 Supplying sufficient Products in Refinery shore tanks to ensure that Statoil can lift all Products due, in accordance with this Agreement, and without having to leave Products in storage at the Refinery in the form of inaccessible ``tank heels.''

               g)
                 Any cleaning/removal/handling of Crude Oil
                 ``dead bottoms'' resulting from the storage of Refinery Stock.

               h)
                 All other applicable costs related to the processing of Crude Oil and delivery of Products.

               i)
                 Cost of certification according to Article 29.

     (iii) The Processing Fee does not include and Statoil shall be responsible for the following other costs:

            a) Importation of Crude Oil from Vessel to Refinery.

            b) Cost of accessing Explorer, Texas Eastern, or any
               pipelines other than Colonial through third party storage.

            c) Throughput costs for finished Products at third
               party terminals other than GATX.

            d) Cost of regrading 75 grade (or 85 grade) No. 2
               Fuel Oil as defined in paragraph (iv)below.


            e) Ad valorem property taxes, and payments in lieu of
               ad valorem property taxes, on Crude Oil owned by Statoil that is not yet deemed to be processed on the assessment date, and of Products owned by Statoil that have been deemed to be processed as of the assessment date.




     (iv) At Statoil's request, and if available to Crown, Crown will substitute 76 grade No. 2 Fuel Oil (Heating Oil) for 75 grade at Crown's actual cost. Crown will advise Statoil of the cost prior to any regrading and provide documentation to support the cost.

     (v) Statoil has the option to utilize Crown's throughput agreement for Crude Oil and other feedstocks with Oil Tanking, under the same terms and conditions as such throughput is available to Crown, as part of this
          Agreement.   Crown will charge Statoil at the rate
          Crown pays to Oil Tanking, which is USD ##CONFIDENTIAL
                                                  ##CONFIDENTIAL
                                                  ##CONFIDENTIAL
          TREATMENT##
          TREATMENT##
          TREATMENT## per Barrel, through January 31, 1997. Crown will advise Statoil of the rate after January 31, 1997, once it has been agreed to between Crown and Oil Tanking.

     _________
     ARTICLE 8


     _______________________
     TAXES AND OTHER CHARGES


     (i) The Processing Fee does not include either port expenses such as, for example, ships agent fees, tug expenses, and Taxes, or any other similar charges levied on Crude Oil at the time of import or that are due on the Products delivered from the Refinery.


     (ii) All Taxes on the import of the Crude Oil owned by Statoil and received at the Refinery, and Products delivered by Crown that are owned by Statoil, shall be Statoil's responsibility. Statoil shall reimburse Crown for the amount of any Taxes, for which Crown is required to pay or for which Crown may be legally liable, and interest on such taxes, provided Statoil is notified immediately when such taxes are due, and that such taxes are always paid as and when instructed by Statoil. Statoil shall reimburse Crown, for such taxes and interest on taxes, only against proper presentation of supporting documents, whether determined during the duration of this Agreement or on audit after termination, provided, however, that Statoil's obligation to reimburse Crown forTaxes shall expire on a date that is three years from the date the liability for a specific tax arose. Statoil shall, at its expense, have the right to cause Crown to appeal any amounts determined under audit. Statoil shall pay Crown, upon presentation of Crown's invoice, for any Taxes and interest arising from audit, provided Statoil is always notified immediately when any taxes are due and that such taxes are always paid as and when instructed by Statoil. Statoil shall file all returns and pay all Taxes for which it is directly liable.

     (iii) Statoil represents that it has a federal 637 number, 06-91-0097S-H, issued by the IRS District at New Haven, Connecticut, and will provide Crown with proper notification certificates. Statoil represents that it currently has Texas gasoline and diesel fuel supplier certificates, Taxpayer number 1-13-3415760-6.
           At any time, collection of the Texas Coastal
          Protection fee has not been suspended, Statoil represents that it will reimburse Crown, or any marine terminal operator who is registered with the Comptroller to remit the Texas Coastal Protection Fee, for such Fees that may be imposed upon Crude Oil owned by Statoil which is transferred to or from a marine terminal in Texas. Statoil agrees to provide Crown with a resale certificate for the period covered by the Agreement as may be provided by law.

     (iv) Statoil represents that it is the position holder of all Products covered by the Agreement, and that in all cases Statoil will take the necessary steps to be identified as the owner of any Crude Oil or Products on the books and records of any third party storage facility.

     _________
     ARTICLE 9


     _______
     PAYMENT


     (i) The Processing Fee for each parcel of Crude Oil supplied by Statoil to the Refinery, as described in
          Article 7, shall be payable by Statoil to Crown on the th
               and on the last day of each month, against Crown's invoice for such Processing Fee. Crown's invoice shall be calculated based on a process rate of 20,000 B/CD, Refinery Stocks permitting. The first invoice, and any invoice submitted following a suspension of processing as provided for in Article 3 (i), shall include a Processing Fee for the day on which the first cargo or the next cargo, as the case may be, arrives at the Refinery, and shall include a Processing Fee for every day from that day forward, to and Including the invoice date, Refining Stocks permitting. The invoice shall not include a Processing Fee for any day on which processing shall be deemed to be suspended pursuant to
          Article 3 (i), but may include a Processing Fee for those Barrels deemed to be processed on the day that the Refining Stock is deemed to be drawn down to zero, even if the number of Barrels is less than 20,000. Payment shall be by wire transfer, and payment will be due two (2) business days following receipt of invoice from Crown as submitted above. In the event the payment due date falls on a non-banking day, then payment shall be made on the first banking day immediately after the due date.

     (ii) In the event that Statoil utilizes Crown's throughput agreement with Oil Tanking in order to supply Crude Oil to the Refinery, as provided for in Article 7 (v), then Statoil shall reimburse Crown for actual throughput fees. Payment for such throughput fees shall be due two (2) business days following receipt of the invoice from Crown, providing such invoice is accompanied by supporting documentation and the invoice from Oil Tanking to Crown.


     (iii) If payment is not made on the due date, the Party who is in default of payment shall pay the other Party interest on any sum which is overdue. Interest shall be calculated based on the Prime Rate in effect on the date the payment was due, as quoted by The Chase Manhattan Bank, N.A., plus two (2) percent. In the event The Chase Manhattan Bank, N.A., does not quote a Prime Rate in effect on the date payment was due, then the date immediately preceding the payment due date shall be used. The overdue amount plus interest shall be paid immediately by the appropriate Party.

     __________
     ARTICLE 10


     CRUDE OIL SUPPLY AND NOMINATION PROCEDURE
     (i) Statoil shall nominate and supply Crude Oil to the Refinery. The quantity of Crude Oil supplied by Statoil under this Agreement shall be determined as specified in Article 16.

     (ii) The Crude Oil shall be supplied to the Refinery either through Crown's dock facilities or through a third party storage terminal at Statoil's option. Crude Oil deliveries to Crown's dock will be made either by ship or by single ``
                                     Ocean Going'' barge.  Crude
               Oil shall be supplied to the efinery in parcels of between 100,000 Barrels and 550,000 Barrels. The size of parcels supplied shall be at the option of Statoil.

     (iii) The first parcel of Crude Oil shall be supplied by Statoil during the second half of July 1996.

     (iv) For planning purposes, Statoil shall endeavor to inform Crown by the 15TH day of the month, prior to the month of lifting in Norway, of an estimated ten
               (10) day arrival window at Crown's dock or arrival at third party terminal facilities. Crown shall promptly confirm Statoil's estimated delivery window or advise of any problems they envision as follows: At this stage of the nomination procedure, Crown shall be able to alert Statoil that, due to previous minor Refinery problems (technical problems which last less than ten (10)
               days), Crown has been unable to process Heidrun Crude Oil as expected, and requests Statoil to delay, or reduce, a future delivery (either the cargo currently being planned or the next cargo after that, at Statoil's option). Statoil agrees that, in this situation, they will make their best effort to formulate a plan for the upcoming deliveries that is acceptable to both parties. Statoil shall have the option to either receive, or not receive, Products during any period when Statoil's deemed Heidrun inventory is reduced to zero (0), as a result of Crown's request to delay the delivery of a Heidrun cargo. If Statoil so elects to receive Products when Statoil's deemed Heidrun inventory is zero (0), Crown shall continue to show that Statoil has processed Heidrun at a rate of 20,000 B/CD, even though the deemed inventory may indicate that Statoil has zero (0) Heidrun available for processing. If Statoil does not elect to receive Products when Statoil's deemed Heidrun inventory is zero (0), then the Crude Oil processing shall be suspended until the next actual delivery of Heidrun.
               Statoil shall have the option to terminate this
               Agreement if Crown asks to delay   Heidrun
               deliveries, due to minor Refinery problems, more than twice. If the minor Refinery problems cause Statoil to be unable to deliver the minimum quantity of Heidrun by July 31, 1997, then Statoil shall be able to deliver the Heidrun after July 31, 1997.


      (v) Statoil shall firmly nominate a cargo size of between 100,000 Barrels and 550,000 Barrels (planned as per paragraph (iv) above or as unplanned deliveries) at least fifteen (15) days prior to the first day of a five (5) day window of arrival at Crown's dock, or arrival at a third party storage terminal facility. Following this nomination, but no later than eight (8) days prior to the first dayof the delivery window, Statoil can reduce (not increase) the nominated parcel size to as low as 100,000 Barrels. Also, no later than eight (8) days prior to the first day of the delivery window, Statoil will narrow the delivery window to three (3) days. This three (3) day delivery window can be up to two (2) days outside the original five (5) day window (i.e., if the original window was October 16-21, then the three
               (3) day window could be anywhere between and including October 14-23).

      (vi) In the event a third party terminal is used, Crude Oil shall, to the extent operational conditions permit, be pumped to the Refinery immediately upon completion of discharge and determination of quantity and quality shall be carried out at this time. Statoil shall keep Crown advised of which third party facility is being used, and Crown, with Statoil's prior approval on each parcel, shall make the arrangements with such third party terminal to promptly facilitate the transfer of Crude Oil to the Refinery. Crown shall keep Statoil informed of all scheduling changes, so Statoil can arrange for inspections and any other requirements. In the event the Crude Oil is not completely transferred to the Refinery prior to any storage costs being incurred, or within 120 hours from the time the third party terminal facility starts the clock on arrival of Statoil's Vessel, whichever is later, and the reasons or fault are due to Crown, then Crown shall be responsible and pay for any additional storage costs Statoil may incur. If the reasons or fault are due to Statoil including arrival of Statoil's Vessel outside of the nominated window specified in paragraph (v) above, then Crown shall make best efforts to facilitate the transfer of the Crude Oil as expediently as possible, and Statoil shall be responsible for any additional costs. If the reasons or fault are due to the third party terminal facility, then neither Statoil nor Crown shall be responsible.

      (vii) Crude Oil supplied to the Refinery shall be deemed to be in Crown's custody under the following circumstances:

               a)   If the Crude Oil is shipped through Oil
                 Tanking, Crown takes custody when the Crude Oil passes through Oil Tanking's outbound pipeline meter.

               b)   If the Crude Oil is shipped through Seaway,
                 Crown takes custody when the Crude Oil passes through Crown's meter from Rancho Pipeline into Crown's Refinery tankage.

               c)   If the Crude Oil is delivered to Crown's
                 Refinery Dock, Crown takes custody when the Crude Oil passes the delivery Vessel's discharge manifold flange and the Refining Dock's receiving manifold flange.

               d)   If a connection is made between HFOTI and
                 Crown's Refinery, Crown and Statoil will mutually agree on a custody transfer point.

      (viii) Statoil shall advise Crown promptly in writing of any significant change in the estimated time of arrival of a parcel of Crude Oil nominated under this Agreement.

      (ix) Scheduling of Crude Oil Vessels nominated to discharge Crude Oil at third party storage terminals, prior to the Crude Oil being supplied to the Refinery, will be done by Statoil, unless such third party terminal is Oil Tanking, and Statoil is exercising their option to use Crown's throughput agreement as per Article 7 (v), in which case, the scheduling will be done between Crown and Oil Tanking.

     __________
     ARTICLE 11


     _________________________
     PRODUCTS LIFTING SCHEDULE


     (i) Statoil will be entitled to lift Products beginning with the fifth calendar day after a parcel of Crude Oil has been received at the Refinery, and then at the rate of the deemed Products yields specified in Article 5 for the processing levels specified in Article 3 (20,000 B/CD). However, if Statoil supplies a parcel of Crude Oil five (5) days or more prior to the depletion of existing Refinery Stock, then such Crude Oil will not be processed concurrently with existing Refinery Stock. Statoil's entitlement to lift the Products processed from this later Crude Oil supply will commence, without interruption, immediately following depletion of existing Refinery Stock.

     (ii) Crown will make all Products available to Statoil into the following facilities on the basis specified for each facility:

               a)   Third party pipeline accessed at Crown
       Refinery - FOB pipeline at Crown Refinery.
          b)   Third party pipeline accessed at GATX - FOB GATX.
          c)   Third party pipeline accessed at Oil Tanking - FOB
            Crown Refinery.
          d)   Crown's dock - FOB Vessel at Crown's dock.
          e)   GATX terminal - FOB GATX.
          f)   Oil Tanking terminal - FOB Crown Refinery.

          In Article 11 (ii) (b) and (e) above, the costs of delivery to GATX are for the account of Crown, but if storage at GATX is at Statoil's option, then the cost of storage at GATX is for the account of Statoil.


          The costs for such delivery to Colonial, Crown's Dock, and GATX are part of the Processing Fee, but the costs set forth in Article 7 (iii) (b) and (c) are not.

     (iii) Statoil will schedule all Products liftings on a mutually agreed basis. Crown will not unreasonably reject any Statoil nomination. For planning purposes, Statoil will give notice to Crown of a proposed lifting schedule (not fixed or final) on the first working day of each month for the period beginning with the fifteenth day of the same month, through the end of that month, and on the fifteenth day of each month for the period beginning with the first day of the next month, through the fifteenth day of the next month. Crown will make best efforts to accommodate all short notice liftings and changes. Statoil's nomination shall state:

          a)        Whether it will lift to pipeline or ship.


          b)   If pipeline:   (i)  which pipeline and

                         (ii) which cycle.
          c) If waterborne, Statoil will nominate a five (5) day loading window, to be narrowed to a three (3) day laycan, at least five (5) days prior to the first day of the original five (5) day window.

     (iv) For waterborne Products liftings, Crown will provide all the necessary shipping documentation according to instructions which must be given with adequate notice by Statoil.

     (v) For pipeline Products liftings, Crown will provide all relevant documentation, including pipeline meter tickets from Colonial and Texas Eastern.

     (vi) Irrespective of the location and method of how and where Statoil elects to lift Products, Crown shall provide all applicable Material Safety Data Sheets
          (MSDS) for Products lifted from and delivered from Crown's Refinery.


     (vii) Crown shall be responsible for all applicable Environmental Protection Agency anti-dumping and reformulated gasoline program reporting requirements, as outlined under 40-CFR Part 80 (regulation of fuels and fuel additives; Standards for reformulated and conventional gasoline; Final rule) in its latest version, with respect to the refining of Products for Statoil and the transfer of Products from Crown to Statoil only.

     __________
     ARTICLE 12


     ______________________________________________________
     BERTH, DISCHARGE AND LOADING CONDITIONS, AND DEMURRAGE


     For the discharge of Crude Oil at the Refinery or loading of the Products at the Refinery, as the case may be:

     (i) Crown shall provide a berth which a nominated Vessel, accepted in accordance with Articles 10 and 11, can safely reach, discharge Crude Oil, or load Products and leave, and at which such Vessel can always lie safely afloat.

     (ii) Vessel shall tender notice of readiness (``
                                                    NOR'') for
          discharge or loading , as the case may be, to Crown or its representatives (as the case may be), on arrival at the customary anchorage or at the pilot station, whichever is applicable. The NOR can be tendered at any time by letter, telegraph, wireless, or telephone, either directly or through the Vessels agents; but for daylight restricted Vessels the NOR will not be deemed to be effective until the pilot boards the Vessel, provided that any delay in such pilot boarding is expressly and solely as a result of said daylight berthing restriction.

     (iii) An allowance of six (6) continuous hours shall be given to the Refinery before loading or discharging, starting from the time the NOR becomes effective.

     (iv) For Vessels tendering the NOR within their nominated date ranges, laytime shall commence, berth or no berth, upon the expiration of the six (6) hours under paragraph (iii) above or when a Vessel is securely moored, whichever is the earlier.

     (v) Delays caused because passage in the Houston Ship Channel is prevented by adverse weather or prohibited by Governmental Authority shall not be included in the six (6) hours allowed under paragraph (iii) above, or in the laytime provided for in paragraph (vi) below, or in time on demurrage, as long as the occurrence of the above mentioned delays did not begin while a Vessel was waiting at a customary anchorage due to Crown's fault.

     (vi) The laytime allowed to Crown (Sundays and holidays included) for the discharging or loading of each cargo shall be the following :


          ___________
          Discharging-

          Crude Oil 48 hours running hours (prorata for a Part
       Cargo) when discharging at Crown's dock.


          _______
          Loading-

          Laytime shall be determined using the following minimum loading rates:


          Gasoline Crown shall load Vessels at a minimum rate of 2,500 Barrels per hour.

          Heating Oil    Crown shall load Vessels at a minimum
     rate of 4,000 Barrels per hour.


           In addition, Crown shall be able to load  Products
          Vessels with two grades simultaneously, provided that the Vessels' gasoline vapor space can be connected to Crown's vapor recovery equipment.

      (vii) If, at Crown's request, the Vessel anchors/waits, which results in additional time of shifting from anchor/waiting place to berth after load/discharge date range has commenced, such additional shifting time shall not be deducted from laytime or time on demurrage.

      (viii) For all Vessels such laytime shall cease as follows:

          a) For Products Vessels, laytime shall cease upon disconnection of hoses. Following the disconnection of hoses, Crown has two (2) hours to deliver documentation on board the Vessel.

          b) For Crude Vessels, laytime shall cease upon the disconnection of hoses (``
                              Completion of Discharge'').

     (ix) In the event that the Laytime is exceeded, Crown shall pay to Statoil demurrage in respect of the excess time based on the Vessel's charter party demurrage rate per Day, or in the case of a lightering Vessel, the contract overtime rate per Day, or in the absence thereof, at Worldscale at the Average Freight Rate Assessment (AFRA) appropriate to the size of the Vessel, as provided by the London Tanker Brokers Panel, and current on the date of commencement of Laytime. Payment for undisputed demurrage shall be made within thirty (30) days upon receipt of Statoil's invoice. However, in no event shall Crown's payment to Statoil exceed demurrage cost incurred by Statoil.

      (x) Crown shall not be liable to pay demurrage due to fault or failure of the Vessel, or if the discharge or loading is suspended for Vessels purposes, or for delays due solely to Statoil's reasons (except if there is an event of force majeure, in which case demurrage shall be paid at half the charter party demurrage rate).

      (xi) If the Vessel shifts berth for any reason, other than a reason on the part of Statoil or the Vessel, then the time taken to shift berth shall count against Laytime or time on demurrage.

     (xii) Any claims resulting from demurrage incurred by the Vessel must be received with relevant supporting documents, including claims received from the shipowners, unless a time chartered Vessel is involved, to Crown within ninety (90) days from the date of loading or unloading at Crown's Refinery. If Statoil is unable to support a demurrage claim within ninety
          (90) days of the bill of lading or completion of discharge date at the Refinery, Crown agrees to accept a telex notification of a forthcoming claim within ninety (90) days from these dates.


     (xiii) Vessels, which arrive outside the layday period nominated by Statoil, and confirmed by Crown inaccordance with Article 10, shall be handled as follows:


          a) In the case of a Vessel arriving before the agreed laydays, Crown undertakes to use their best endeavors to minimize the delays to the Vessel; however, Crown shall only be responsible for having accepted the NOR to load or discharge from
               00.01 hours on the first day of the accepted laydays (unless Crown allows the Vessel to proceed to berth without protest before this time, in which case laytime will start when the Vessel is all fast).

           b) In the case of a Vessel arriving after the agreed laydays, Crown shall not be obliged to accept the NOR, or proceed with loading or discharging, until a berth becomes available without causing undue delays to other Vessels. However, Crown undertakes to use their best endeavors to minimize the delays to any Vessel.

     (xiv)     Demurrage shall be payable in U.S. Dollars.

     __________
     ARTICLE 13




     ______________________________
     STORAGE RIGHTS AND OBLIGATIONS


     (i) D uring the term of this Agreement, deliveries shall be made in accordance with Article 10 (ii) and Statoil shall be entitled to storage at the Refinery of 600,000 Barrels of Crude Oil. The cost of such storage shall be included in the Processing Fee as per Article 7. Unless the Parties otherwise agree, and exclusive of storage at the Oil Tanking facility, Statoil shall restrict the quantity of Crude Oil in storage at the Refinery to a maximum of 600,000 Barrels at any given time.


      (ii) As per Article 11, Statoil has the option to lift Products on a ratable basis once such Products are deemed to be produced and Statoil is entitled to them.
           Statoil also has the option to build up inventory of
          Products at the Refinery, up to 325,000 total Barrels,
          which can be composed of a maximum of 200,000 Barrels of 75 grade and 125,000 Barrels of regular gasoline. Until such time Products need to be shipped, they can be stored as unfinished Products. On a case by case basis, Products can be stored on exchange with Statoil's prior approval. If Statoil intends to ship more than 200,000 Barrels of 75 grade, or 125,000 Barrels of regular gasoline, at any time, Statoil will accumulate the volume in GATX and such costs will be for Statoil's account.

     (iii) During the spring gasoline season, for the transition from high RVP gasoline to low RVP gasoline (from approximately mid-February to early April), Statoil must nominate and lift gasoline on a ratable basis, and will not be able to store gasoline due Statoil on a ratable basis from a high RVP gasoline cycle or date range into a lower RVP gasoline pipeline cycle or date range, without Crown's permission.

     __________
     ARTICLE 14


     ________________
     FINAL SETTLEMENT


     It shall be assumed at the end of this Agreement, that all Crude Oil supplied by Statoil to the Refinery shallhave been processed. Since the Colonial Pipeline requires a minimum shipment of 25,000 Barrels, the finalofftake of Products upon expiration of the term of this Agreement shall be settled as follows:

     (i) If Statoil's available volume is 12,499 Barrels or less for any grade, then Crown shall purchase Statoil's entitlement for that grade at the price(s) specified below. Title and ownership of said Products will transfer from Statoil to Crown at 00.01 hours on the first day immediately following the day Statoil has removed the last Products taken under this Agreement.

     (ii) If Statoil's available volume is 12,500 Barrels or more, but under 25,000 Barrels for any grade, then Statoil shall purchase from Crown the volume taken to meet the 25,000 Barrels minimum requirement at the price(s) specified below.

     The price to be paid for the balancing quantities specified above shall be determined based on the mean of the price quotations for the relevant grade as published in Platts Oilgram under the heading, ``
                                 Gulf Coast Pipeline for all
     grades, except for 75 grade Heating Oil.''
                                                The price for 75
     grade Heating Oil shall be based on the low price quotation in Platts Oilgram under the heading, ``
                                           Gulf Coast Pipeline
     for No. 2.''


     The price(s) for paragraph (i) above will be determined using the quotations effective for the published day Statoil removes the last Products to which it is entitled under this Agreement. In the event this day is a non-published day, then the price will be determined using the quotations effective for the first published day immediately after the day Statoil removes the last Products to which it is entitled under this Agreement.

     The price(s) for paragraph (ii) above will be determined using the quotations effective for the date the Product is pumped into the Colonial Pipeline, or if this is a non-published date, then the price(s) will be determinedusing the first published day immediately following the date the Product is pumped into the Colonial Pipeline.

     Payment for paragraph (i) above shall be made by Crown to Statoil within two (2) business days after the title has transferred and upon receipt of Statoil's invoice.

     Payment for paragraph (ii) above shall be made by Statoil to Crown within two (2) business days after the Colonial
     Pipeline pump date and upon receipt of an invoice from Crown.

     __________
     ARTICLE 15




     ________________________________
     TITLE, RISK OF LOSS, AND CUSTODY


     Statoil shall at all times have title to and ownership of the Crude Oil supplied by Statoil to Crown, and the Products delivered by Crown to Statoil, as they are deemed to have been processed for Statoil under this Processing Agreement, provided, however, that the foregoing shall be subject to the provisos set forth in Article 3 (ii). Provided that Crude Oil is available for processing, Statoil shall be deemed to acquire title to Products at the Products Yield set forth in Article 5, at the processing rate of 20,000 B/CD, in accordance with the processing levels set forth in
     Article 3. Consistent with the foregoing provisions with respect to legal and equitable ownership, Crown shall have custody of the Crude Oil and Products solely as a bailor. Crown shall bear all risk of loss of all Crude Oil upon delivery to the Refinery, and shall bear all risk of loss of all Products until delivery to Statoil, as provided in this Agreement. In the event of a loss, Crown shall reimburse Statoil as follows:

     (i) In the event of Crude Oil losses, Crown shall always deliver, and Statoil shall always own, Products quantities equal to the Products Yields specified in
          Article 5 for the quantity of Crude Oil supplied under this Agreement, or shall promptly reimburse Statoil at fair market price for the Crude Oil plus freight and other related costs.

     (ii) In the event of Products losses or contamination, Crown
          shall immediately make up the loss or   contamination
          by transferring Products equal in quantity and quality to Statoil. In the event of a large Products loss or contamination, Crown shall also have the option to promptly reimburse Statoil for the Products at the prices established in Article 14.

          Crown shall carry and maintain in force the following insurance(s) with companies satisfactory to Statoil:

     a)   Crown shall carry and maintain in force Worker's
          Compensation and Employer's LiabilityInsurance for all its employees engaged in performing work hereunder.

     b) Crown shall carry and maintain in force its normal and customary comprehensive general liability insurance coverage for injury, death, or property damage, including any Liabilities under any Environmental Laws or for any environmental damages. Crown advises that the following coverages are in force, and will remain in force, throughout the duration of this Agreement:


          Oil Insurance Ltd. (OIL) ##CONFIDENTAIL TREATMENT##
                                   ##CONFIDENTAIL TREATMENT##
                                   ##CONFIDENTAIL TREATMENT##
          OCIL                ##CONFIDENTIAL TREATMENT##
                              ##CONFIDENTIAL TREATMENT##
                              ##CONFIDENTIAL TREATMENT##
          ___________________
          commercial carriers      __________________________
                                   ##CONFIDENTIAL TREATMENT##
                                   __________________________
                                   ##CONFIDENTIAL TREATMENT##
                                   __________________________
                                   ##CONFIDENTIAL TREATMENT##

          Total pollution insurance     ##CONFIDENTIAL
                                        ##CONFIDENTIAL
                                        ##CONFIDENTIAL
     TREATMENT##
     TREATMENT##
     TREATMENT##


      c) Crown shall carry and maintain in force insurance covering Crown's legal liability for the Crude Oil and Products of Statoil, while such Crude Oil and Products are in the care, custody, and control of Crown.

     d) Crown shall indemnify Statoil for all Liabilities relating to the condition or operations of the Refinery Facilities, as well as all claims and damages resulting from, but not limited to, a spill of Statoil's Crude Oil and Product(s), fire, explosion, or other hazard, while such Crude Oil and Product(s) are in Crown's custody and care. Crown will clean up and mitigate, and will pay for the clean up and mitigation of any spill, fire, explosion, or other hazard which occurs to Statoil's Crude Oil and/or Product(s) while in Crown's custody at the Refinery Facilities. Crown warrants that it possesses adequate insurance to cover all such claims and Liabilities, and will maintain this insurance for the term of this Agreement.


     e) Upon request by Statoil, Crown shall have its insurance carrier(s) furnish to Statoil certified copies of their insurance policies and/or insurance certificates specifying that noinsurance will be canceled, or its terms materially changed, during the term of this Agreement, unless Statoil is given at least thirty (30) days notice prior to cancellation or prior to a material change becoming effective.

     __________
     ARTICLE 16


     __________________________________
     QUANTITY AND QUALITY DETERMINATION


     Part I.        ``
                     _________
                     Crude Oil''


     Determination of quantity and quality of the Crude Oil supplied to the Refinery, pursuant to the provisions of this Agreement, shall be in accordance with the latest API and ASTM standards and principles in effect at the time of supply.

     All measurements of Crude Oil quantity and quality shall be determined by a mutually acceptable Independent Inspector, appointed by Statoil. The costs of this inspection shall be borne equally between Statoil and Crown.

     I.   Quantity

     The net quantity of Crude Oil supplied by Statoil for Processing, and upon which Statoil'sentitlement of refined
     Products is to be evaluated, will be determined by measuring the TCV quantity supplied to the Refinery and reducing this quantity to NSV as detailed below:

     A) __________________________________________________
         Crude Oil being supplied via Third Party Terminal:


          1) The TCV quantity of the Crude Oil supplied shall be determined by proven meters at the Third Party Terminal. In the event that the third party terminal is not Oil Tanking Terminal, the location of the proven meters and the method of quantity determination will be discussed between Statoil and Crown, and agreed to on a case by case basis.

          2) If meters are unavailable, not functioning correctly, or determined by the Independent Inspector to be inaccurate, THEN the supplied quantity shall be based upon static shore tank up gauge measurements at the Refinery (subject to Article 16, Part I, (I) (A) (4) below), in full accordance with API Chapters 17.1, 17.2, and 3.1A, with all receiving shore tanks complying with the following:

               (i)  All receiving shore tanks shall, if
                  possible, contain sufficient Crude Oil, prior to receipt, to ensure that the floating roofs are afloat and clear of the critical zone by a minimum of twelve (12) inches. If this situation is not practical, then the receiving shore tanks shall contain sufficient Crude Oil, prior to receipt, to ensure that the liquid level can be accurately measured in the main body of the tank and clear of the tank bottom calibrations.

               (ii)  All receiving shore tanks shall be
                  calibrated for critical measurement as set forth by API 2.2 ASTM designation 1220.

          3) If the receiving shore tank(s) at the Refinery are active, do not meet the requirements specified above, the Independent Inspector cannot verify the measurements prior to or after receipt, or the Independent Inspector determines that these shore tank measurements are not representative of the volume delivered from the Third Party Terminal, THEN the supplied quantity shall be based upon static shore tank down gauges at Third Party Terminal, as calculated by the Independent Inspector.

          4) If the TCV quantity of the Crude Oil supplied to the Refinery is to be determined by shore tank up gauge measurements at the Refinery (as detailed in Article 16, Part I, (I) (A) (2) above), THEN it shall be recognized that it is not practical to verify the fullness of the pipeline, between the third party terminal and the Crown Refinery, prior to commencement of transfer, nor is it practical to verify the integrity of this pipeline. Such lack of line verification, prior to the transfer, shall be considered by the Independent Inspector when determining whether the shore tank measurements at the Refinery are representative of the volume delivered from the Third Party Terminal. The shore tank down gauges at the third party terminal shall always be manually taken, and the volumes delivered shall be compared to the volume received at the Refinery. Such a comparison shall be taken into account by the Independent Inspector in determining whether or not these Refinery up gauges shall be deemed representative.

     B)   ___________________________________________________
          Crude Oil being supplied via dock at Crown Refinery



          1) The TCV quantity of the Crude Oil supplied shall be determined by proven meters at the Refinery.

          2) If meters are unavailable, not functioning correctly, or determined by the Independent

            Inspector to be inaccurate, THEN the supplied quantity shall be based upon shore tank up gauge measurements at the Refinery, in full accordance with API Chapters 17.1, 17.2, and 3.1A, with all receiving shore tanks complying with the following:


              (i) All receiving shore tanks shall, if possible, contain sufficient Crude Oil, prior to receipt, to ensure that the floating roofs are afloat and clear of the critical zone by a minimum of twelve (12) inches. If this situation is not practical, then the receiving shore tanks shall contain sufficient Crude Oil, prior to receipt, to ensure that the liquid level can be accurately measured in the main body of the tank and clear of the tank bottom calibrations.
               (ii) All receiving shore tanks shall be calibrated for critical measurement as set forth by API 2.2 ASTM designation 1220.


          3) If the receiving shore tank(s) are active, do not meet the requirements specified above, the Independent Inspector cannot verify the measurements prior to or after receipt, or the Independent Inspector determines that the shore tank measurements are not representative, THEN the Vessel's arrival figures, less Remaining On Board (``ROB''), adjusted by the Vessel's experience factor (``VEF''), as calculated by the Independent Inspector, shall be used. The Independent Inspector's determination of quantity, including the results of the line displacement detailed below, shall be binding upon both parties and used for invoicing purposes.

          4) If the TCV quantity of the Crude Oil supplied to the Refinery is to be determined by shore tank measurements at the Refinery (as detailed in Article
            16, Part I, (I) (B) (2) above) then:

            In the event that the Crude Oil is being supplied via Crown's dock at the commencement of discharge, after the opening shore tanks gauges have been established, the mutually appointed Independent Inspector shall monitor the performance of a line displacement consisting of the delivering Vessel pumping to the furthest receiving shore tank. The line displacement is to be carried out in accordance with API Chapter 17.6.10.3. The quantity to be displaced shall be 120 percent of the combined capacity of all designated Vessel and shore transfer lines (API Chapter 17.6.10.3.5).

            In accordance with API Chapter 17.6.10.1.4, the volume tolerance for the line displacement will be derived from the ``precision of measurement'' indicated in Chapter 17.6.11, that is 1/8 inch (or 3 mm). Therefore, the accepted tolerance for a line displacement shall be the total of the volume equating to / inch in the receiving shore tank calibrations, plus the volume equating to / inch in the delivering Vessel tank calibrations. This tolerance represents the measurement precision limit (1/8 inch) for the opening and closing gauges, for both the receiving shore tank and the delivering Vessel tank.

            If the difference between the volume that the shore tank received, and the volume that the Vessel delivered, is within the accepted tolerance stated above, or if the volume that the shore tank received is in excess of the volume that the Vessel delivered, then the shore line is to be considered full.

            If the volume that the shore tank received is less than the volume that the Vessel delivered by an amount greater than the accepted tolerance described above, then the line shall be considered slack. In cases when the line is found to be slack, then entire difference between the shore tank received volume and the Vessel delivered volume shall be credited to the final outturn volume.

            If the shore and Vessel volumes differ by more than the accepted tolerance described above, the receivers may exercise the option of carrying out a second line displacement (as detailed in API Chapter 17.6.10.3.7, step 4). If the Vessel delivered/shore received volume difference for the second displacement is within the accepted tolerance, then only the entire difference resulting from the first displacement shall be credited to the final outturn volume. If, in the second displacement, the volume that the shore tank received is less than the volume that the Vessel delivered by an amount greater than the accepted tolerance, then the entire differences resulting from the first displacement, plus the second displacement, shall be credited to the final outturn volume.





         5) The Refinery personnel present at the discharge are required to have the necessary authority to agree to all measurements mentioned above. Any delays incurred resulting from a dispute after the first line displacement, including the carrying out of a second displacement, and until discharge has resumed, is for Crown's account.



     II.  Quality:

     The net quantity of Crude Oil supplied to the Refinery shall be calculated by deducting, from the TCV quantity measured supplied to the Refinery, sediment and water as detailed below:

       1) The sediment and water of the Crude Oil supplied to the Refinery will be as determined by analysis, carried out by the Independent Inspector, on a representative sample of the Crude Oil being supplied.


          The representative sample used shall be taken by an automatic inline sampler. Such a sampler shall be located at the third party storage facility or at the Refinery. In the event that the inline sampler is located at the Refinery, then provisions must be made to ensure that the shore line contents, in the case when the Crude Oil is being supplied via a third party terminal, are not sampled as part of the supplied Crude Oil.

     2) However, in the event that an inline sampler is not fitted, is out of order, malfunctions during the transfer, or the Independent Inspector deems that the samples drawn by said inline sampler are not representative of the Crude Oil supplied (by making comparisons to free water and sediment and water (S&W) content of Crude Oil delivered by Vessel), then the sediment and water deduction shall be determined by:

            (i)     In the event that the Crude Oil is being
               supplied via Crown's dock, then the sediment and water deduction shall be determined from a representative Vessel composite sample, taken from the Vessel prior to discharge, plus quantity of free water delivered by the Vessel, as measured on board the Vessel before starting and after completing unloading operations.


            (ii)    In the event that the Crude Oil is being
               supplied via a third party terminal, then the sediment and water deduction shall be determined from a representative sample based on a composite of the third party terminal delivering shore tank(s), prior to commencement of delivery.

     Certificates of quality and quantity countersigned by an Independent Inspector will be final and binding on both parties.

     Part II.   ``
                 ________
                 Products''


     Determination of quantity and quality of the Products lifted by Statoil, pursuant to the provisions of this Agreement, shall be in accordance with the latest API and ASTM standards and principles in effect at the time of lifting.

     Whenever it is necessary for measurements of Products quantity to be determined by a mutually acceptable
     Independent Inspector, such inspector shall be appointed by Statoil. The costs of any such inspection shall be borne equally between Statoil and Crown.


     I.   Quantity:


     The net quantity of the Products lifted shall be determined on the following basis, depending upon the method of lifting:



       1) If the Product is being lifted via a third party pipeline, and the pipeline can be accessed directly from the Refinery, the quantity lifted shall be determined by the proven meters applicable to the intake of that pipeline.



       2) If the Product is being lifted by Vessel at the Crown dock, then the quantity lifted shall be based upon static shore tank down gauges at the Refinery. In this case, the delivering shore tanks shall be in the following condition for both opening and closing gauges:


               (i)  Floating roof tanks:  the tank shall contain
                 sufficient Products, open and close gauges, to ensure that the floating roof is floating and clear of the critical zone by a minimum of six
                 (6)inches.

               (ii)  Non-floating roof tanks:  the tank shall
                 contain sufficient Products, open and close gauges, to ensure that the Products level is above the tank fill line.


          All shore tank gauging should be carried out in full accordance with API Chapters 17.1 and 17.2, guidelines for marine cargo inspection, and API Chapter 3.1A.

          If the quantity lifted is to be based upon shore tank down gauges at the Refinery, then Crown shall provide a method, acceptable to Statoil and the mutually accepted Independent Inspector, to verify that all pipelines are full, prior to the commencement of transfer, in accordance with API Chapter 17.6.





       3) If the Products is being stored at a third party storage facility, at Statoil's option, whether for subsequent shipment by pipeline or Vessel, the quantity supplied shall be based on the static shore tank upgauge at the third party storage facility which has received the delivery from Crown. The measurement will be made at the time of delivery.

       4) If the Product is being stored at a third party storage facility, at Crown's option, the quantity lifted shall be based as follows:



              (i)  If the Product is eventually lifted via a
                third party pipeline, the quantity supplied shall be determined by the proven meters applicable to the intake of that pipeline.

             (ii)  If the Product is eventually lifted by
                Vessel, the quantity supplied shall be based on static shore tank down gauges at the third party terminal. In this case the delivering shore tanks shall be in the following condition for both opening and closing gauges:


                   a)  Floating roof tanks:  the tank shall
                     contain sufficient Products, open and close gauges, to ensure that the floating roof is floating and clear of the critical zone by a minimum of six (6) inches.

                   b)  Non-floating roof tanks:  the tank shall
                     contain sufficient Products, open and close gauges, to ensure that the Products level is above the tank fill line.


          If the quantity lifted is to be based upon shore tank down gauges at the third party terminal, then a method shall be employed, acceptable to Statoil and the mutually accepted Independent Inspector, to verify that all pipelines are full, prior to the commencement of transfer, in accordance with API Chapter 17.6.


      5) If Product lifted is being delivered directly into a third party's tanks at either GATX or Oil Tanking, then the quantity lifted shall be based on the static shore tank up gauge measurements at these facilities. In the event that the intended receiving shore tanks at either GATX or Oil Tanking are active, or cannot be accurately measured due to some other event or reason, then the quantity lifted shall be based on the delivering shore tank down gauge measurements at the Refinery.

          If Products were to be delivered directly into a terminal other than GATX or Oil Tanking, then the lifted quantity can be determined (as detailed in Article 16, Part II, (I) (5) above), if both Statoil and Crown are in agreement.

     II.  Quality:

     The quality of the Products supplied by the Refinery will be as determined by:



       1) In the case where the Product is being lifted by pipeline, and the pipeline can be accessed directly from the Refinery, the quality will be determined by analysis, carried out at the Refinery laboratory, of a representative sample of the Products being lifted, as drawn from the delivering storage tanks at the Refinery.

       2) In the case where the Product is being lifted by Vessel at Crown's dock, the quality will be determined by analysis, carried out at the Independent Inspector's laboratory, on a representative sample of the Products being lifted, as drawn from the delivering storage tanks at the Refinery.

       3) In the case where the Product is stored at a third party storage facility, at Statoil's option, whether for subsequent shipment by pipeline or Vessel, the quality will be determined by analysis, carriedout at the Independent Inspector's laboratory, on a representative sample of the Products being supplied, as drawn from the delivering storage tanks at the Refinery.

       4) In the case where the Product is stored at a third party storage facility, at Crown's option, the quality will be determined by analysis, carried out at the Independent Inspector's laboratory, on a representative sample of the Products being lifted, as drawn from the delivering storage tanks at the third party terminal.

       5) In the case where the Product is delivered directly into a third party's tanks at either GATX or Oil

          Tanking, the quality will be determined by analysis, carried out at the Independent Inspector's laboratory, on a representative sample of the Products being lifted, as drawn from the delivering storage tanks at the Refinery.

          The representative sample used shall be taken from the shore tanks prior to lifting, and the subsequent analysis carried out, in accordance with the latest
          API/ASTM standards in effect at the time.

     The costs of this analysis shall be borne equally between Statoil and Crown.

     Certificates of quality and quantity, countersigned by an Independent Inspector, will be final and binding on both parties.

     Samples of Crude Oil supplied and Products lifted will be retained, by the party carrying out the sampling and analysis, for a period of forty-five (45) days from the completion of supply date, in respect of Crude Oil being supplied, and from Bill of Lading date in respect of Products being lifted

     ___________
      ARTICLE 17


     ________
     AUDITING



     Statoil, and its duly authorized representatives, shall have access to the accounting records and other documents maintained by Crown, or any subcontractors, which relate to this Processing Agreement, and shall have the right to inspect or audit such records at any reasonable time or times during the term of this Agreement, or within one (1) year after the termination of this Agreement. Crown shall preserve, and shall cause all subcontractors to preserve, all of the aforesaid documents for a period of at least one
     (1) year after completion of contract supplies under this Agreement.

     Upon request by Crown, Statoil shall provide Crown with all documents and records in Statoil's possession that relate to performance under this Agreement.

     __________
     ARTICLE 18


     __________________________
     SUSPENSION AND TERMINATION



     In addition to any rights of termination or suspension granted in Articles 3, 19, 21, and 22 of this Agreement, this Agreement may be terminated at any time as follows:


     Either Party may, at its sole discretion, and in addition to any other legal remedies it may have, in law or equity, forthwith upon giving notice to the other Party, suspend or require the suspension of deliveries of the Crude Oil and/or terminate the Agreement, and/or stop, or direct Crown to stop, processing Crude Oil owned by Statoil being in the custody of Crown, and/or direct Crown, subject to the right of Crown to offset any invoiced, unpaid, and overdue Processing Fees or other payment due to Crown at the market prices established in Article 21, to make all Product(s) owned by Statoil, available for immediate lifting if:



     18.1 by mutual written consent of the parties;


     18.2 by either Statoil or Crown, within thirty (30) days after receipt of notice from the other that any representation or warranty made by the other Party is untrue in any material respect, or any condition to such Party's obligations cannot be satisfied;

     18.3 by either Statoil or Crown, should the other Party commit a material breach in prompt performance of any of the terms or conditions of this Agreement, and should such material breach continue for thirty (30) days after written notice thereof by Statoil to Crown or Crown to Statoil;


     18.4 by either Party, if the other files a petition or otherwise commences or authorizes the commencement of a proceeding or case under any bankruptcy, reorganization, or similar law, for the protection against creditors, or has any such petition filed or proceeding commencedagainst the Party;

     18.5 by either Party, if the other Party becomes bankrupt or insolvent, or makes an assignment for the benefit of its creditors (however evidenced);

     18.6 by either Party, if the other Party is unable, or in the other Party's reasonable opinion is expected to be unable or unwilling, to pay its debts as the same become due;

     18.7 by either Party, if there is a major change in the direct or indirect ownership of the other Party;

     18.8 a receiver is appointed or an encumbrancer takes possession of the whole or a significant part of the assets or undertaking of the other Party;

     18.9 by either Party, if the other Party fails to give adequate assurances of its ability to perform within five (5) business days upon a reasonable request therefore;

     18.10 by either Party, if the other Party ceases, or threatens to cease, to carry on its business or a major part thereof ,or a distress, execution, or other process is levied or enforced or sued out upon or against any significant part of the property of the other Party, and is not discharged within fourteen (14) days;

     18.11 by either Party, acting as a reasonable and prudent company anticipates that the other company will come into such situation as described above.

     18.12 by Statoil, if thirty (30) days written notice is given to Crown that the facilities required for performance under this Agreement fail to perform up to the standards required by this Agreement. This may include, but not be limited to, the ability to meet waterborne lifting schedules in a timely and economic fashion;

     18.13 by Statoil, should the enactment and implementation of changes in U.S. import or export Taxes, duties, or other governmental action, in its effects or consequences, result in materially reduced economic incentives for Statoil, associated with or related to the Crude Oil processing hereunder (which shall be documented by Statoil), then the parties shall at Statoil's written request meet in order to agree on adjustment of the Agreement, which will eliminate such materially reduced incentives. If the parties fail to agree within ninety (90) days after the request for a meeting is received, this Agreement will terminate immediately;

     18.14 If the transactions contemplated by this Agreement are terminated as provided herein:

          a) all confidential information received by any Party hereto, with respect to the other Party or any of its affiliates, shall be treated in accordance with this Agreement; and

          b) notwithstanding the foregoing, termination of this Agreement, pursuant to Article 18.2, 18.3, 18.4, 18.5, 18.6, 18.8, 18.9, 18.10, and 18.11, hereof shall not in any way limit or restrict the rights and remedies of any Party hereto, against any Party hereto, which has violated or breached any of the representations, warranties, covenants, and agreements or other provisions of this Agreement prior to termination hereof.

     18.15 In the event of termination under this Article, Crown has an obligation to purchase any Crude Oil which has not been processed, or deemed to be processed, at a price determined in accordance with Article 21 (vii). Statoil shall have the right to immediately take delivery of all Product(s) owned by Statoil and in accordance with Article 14, Final Settlement.

     __________
     ARTICLE 19


     _________________
     CREDIT CONDITIONS

     The then current value of Crude Oil and Products held in storage by Crown on Statoil's behalf, pursuant to this Agreement, shall be debited against any credit facility which Statoil shall make available to Crown for this and/or any other business purpose. At Statoil's request, and upon reasonable notice, Crown shall provide to Statoil information sufficient to enable Statoil to ascertain Crown's current financial condition, and for Statoil to assure itself of the security of Crude Oil and Products owned by Statoil which is in Crown's custody.

     Statoil reserves the right, immediately and without prior notice, to terminate or suspend any credit facility, and any other credit arrangements, which Statoil shall make available to Crown for this and/or any other business purpose, whenever, in its sole judgment, Statoil considers Crown's financial condition to present an undue risk to the security of Statoil's assets in Crown's custody, or should Statoil conclude that it has not or cannot obtain sufficient information to ascertain the security of such assets. In the event that such termination or suspension is initiated, then Statoil shall immediately notify Crown, and Crown shall then have the option of opening an irrevocable, stand-by Letter of Credit, in the format and wording stated in Addendum Two, with a financial institution acceptable to Statoil, and for a duration specified by Statoil, to cover a value as determined by Statoil, up to the full value of Statoil's assets as may be held by Crown during the course of this Agreement.

     If Crown elects not to open such a letter of credit, or if such letter of credit, acceptable to Statoil, is not opened within one (1) business day of notification by Statoil, or if Statoil has not received written notification (in the form of a telex or telefax) from the issuing financial institution within one (1) business day of notification by Statoil, confirming that said financial institution is in the process of opening such letter of credit (under which circumstance such letter of credit shall be opened within two (2) business days of original notification by Statoil), then Statoil reserves the right to terminate or suspend this Agreement. Upon suspension or termination of this Agreement, in accordance with this Article, Crown immediately shall purchase from Statoil all Crude Oil owned by Statoil, and not yet processed, at a price computed according to the formula set forth in Article 21. Crown shall pay Statoil for such Crude Oil within one (1) business day from receipt of Statoil's invoice. Crown also shall make available to Statoil for immediate lifting, all Products owned by Statoil that remains in Crown's custody in accordance with Article 14, Final Settlement.

     For the purposes of this agreement such letter of credit shall only be considered opened at such time as a telex is received, by both Den Norske Bank and Statoil, from the issuing financial institution, stating that they have opened a letter of credit with Statoil as the beneficiary.

     In the event that Crown opts to open an irrevocable, stand-by Letter of Credit, pursuant to this Article, then such Letter of Credit shall be in the exact format and wording as detailed in Addendum Two to this Agreement.

     In the event that Crown elects to open a letter of credit, as detailed above, then all bank charges, and any additional costs, related to the opening of such letter of credit, shall be strictly for the account of Crown.

     __________
     ARTICLE 20


     _________
     INDEMNITY


     (i) Crown agrees to protect, defend, indemnify, and hold harmless, Statoil and its Affiliates, from and against any Liabilities arising out of this Agreement, or in connection with the receipt, storage, custody, processing, or transfer of Crude Oil within the Refinery Facilities, or storage, custody, processing, transfer, or delivery of Product(s) at any time, including, without limitation, any Liabilities directly or indirectly arising out of or related to: (a) any loss, spill, discharge, or release of Crude Oil and/or

          Products, irrespective of such cause; (b) any act or omission on the part of Crown, including Crown's employees, nominees, agents, or any other individual or entity acting on behalf of Crown, in connection with or related to this Agreement; c Liabilities arising out of or in connection with the operation of the Refinery Facilities by Crown, including Crown's employees, nominees, agents, or any other individual or entity acting on behalf of Crown, or with any discharge or any emissions from the Refinery, or the delivery, custody, or storage of the Crude Oil and Products, or Crude Oil or Products of any other Party; or (d) any breach or violation of Environmental Laws. This indemnification obligation shall survive the term of this Agreement, irrespective of any permitted assignment pursuant to this Agreement.

     (ii) Statoil agrees to protect, defend, indemnify, and hold harmless, Crown and its Affiliates, from and against any Liabilities arising out of this Agreement, or in connection with the receipt, storage, custody, or transfer of Crude Oil, prior to the Crude Oil being deemed to be in Crown's custody, pursuant to Article 10
          (vii), or storage, custody, use, transfer, or delivery of Product(s), subsequent to the delivery of Products to Statoil, pursuant to Article 11(ii), including, without limitation, any Liabilities directly or indirectly arising out of or related to: (a) any loss, spill, discharge, or release of Crude Oil and/or Products, irrespective of such cause; (b) any act or omission on the part of Statoil, including Statoil's employees, nominees, agents, or any other individual or entity acting on behalf of Statoil, in connection with or related to this Agreement; or (c) any breach or violation of Environmental Laws. This indemnification obligation shall survive the term of this Agreement, irrespective of any permitted assignment pursuant to this Agreement

     __________
     ARTICLE 21


     ________________
     REFINERY CLOSURE


     (i) Should Crown be forced to cease processing under the terms of this Agreement, as a consequence of Labor Disputes (as defined in Article 22), but only with respect to Crown employees at the Refinery, and therefore be unable to provide the Products supply obligations under this Agreement, and the situation continues for a period of five (5) days, then Crown shall either:

               a) supply Statoil with Products that Statoil is deemed to be the owner of under this Agreement, or

            b) purchase from Statoil the Products entitlement at
               a price(s) specified in paragraph (v) below.


     (ii) Crown shall continue to supply Statoil with Products, or purchase from Statoil the Products entitlement, for up to twenty (20) consecutive days of a Refinery shutdown due to labor disputes, but only with respect to Crown employees at the Refinery. If Crown elects to purchase Statoil's Products entitlement, the price(s) will determined as specified in paragraph (v) below.
     (iii) Notwithstanding paragraphs (i) and (ii) above, Crown will keep Statoil updated on all labor negotiations, and the best estimate of the settlement date and restart of this processing Agreement.

     (iv) In the event the Refinery is unable to process under the terms of this Agreement, for a period of twenty
          (20) consecutive days, then Statoil shall have the option to:

            a) terminate this Agreement, or

            b) suspend supplies of Crude Oil, until such time as
               the Refinery has settled the labor dispute, but only with respect to Crown employees at the Refinery, and restarted Refinery operations, or

            c) suspend supplies of Crude Oil, until such time as
               the Refinery has restarted operations,and extend the end of the contract period, such that the volumes not processed during the suspension of deliveries, can be made up at the end of the current agreement period.


          In the event of Article 21 (iv) (a) and (iv) (b) above, the minimum supply of Crude Oil as specified in Article
          3 shall not apply.



     (v)  The price to be paid by Crown in paragraphs (i) and
          (ii) above, if Crown elects to purchase Statoil's
          Products entitlement, shall be as follows:

            a) For all grades, except 75 grade Heating Oil, the
               mean quotation for the relevant Products, as quoted in Platts Oilgram under the heading, ``
                                                            Gulf
               Coast Pipeline,''
                                effective for the date of
               entitlement shall be used. In the case of weekends and non-published days, the ished immediately following the date of entitlement shall be used.

            b) For 75 grade Heating Oil, the mean quotation, as
               published in Platts Oilgram under the heading, ``
                Gulf Coast Pipeline,'' effective for the date of
               entitlement for No. 2 shall be used.

          In the case of weekends and non-published days, the quotation published immediately following the date of entitlement shall be used.

     (vi) Products purchased by Crown under this Article, Statoil shall invoice Crown on a weekly basis, and payment shall be made by Crown within two (2) business days upon receipt of invoice.

     (vii) In any of the above options, Crown has an obligation to purchase any Crude Oil which has not been processed, or deemed to be processed, during the first twenty (20) days of shutdown, at a price equal to the value of the Products, determined in accordance with
          Article 21 (v), for the Products yields set forth in
          Article 5, minus the Processing Fee for the Crude Oil subject to the purchase obligation. Payment for the Crude Oil shall be made within two (2) business days, upon receipt of invoice from Statoil.

     __________
     ARTICLE 22


     _____________
     FORCE MAJEURE


     For purposes of this Agreement, the term Force Majeure Event shall mean, and include, any of the following,that materially and adversely affect Crown's or Statoil's ability to perform under this Agreement:

       (i) Fire, earthquake, explosion, lightning, epidemic, hurricane, flood, drought, hazardous weather, landslide, collisions, strandings, storms, disease, pestilence, and other actions of the elements, natural calamity, or Acts of God;

       (ii) Subject to Article 21 of this Agreement, strikes, grievances or actions by and among workers, lockout, labor dispute, or any other labor difficulties, for whatever reason, by any labor group orindividuals, whether or not involving employees of Crown or Statoil, the Refinery Facilities, Vessels, third party storage facilities, or subcontractor; and whether or not such labor difficulty could be settled by acceding to any demands of any such labor group or individuals (``
                                                           Labor
          Disputes''
                   );

     (iii) War, hostilities, whether declared or undeclared, revolution or insurrection, civil commotion, unrest, riots or disorders, acts of the public enemy, pirates, or other belligerents, terrorism, sabotage, blockade or embargo;
     (iv) Any act of any international, national, port, transportation, local government, or other Governmental Authority, which prohibits or restricts the use of the Refinery Facilities, Vessels, third party storage facilities, or which prohibits or restricts the delivery of the Crude Oil;

     (v) Any other acts, whatsoever, whether similar or dissimilar to those above enumerated, and whether foreseeable or unforeseeable, beyond the reasonable control of a Party (each a ``
                                      Force Majeure Event'').


     If the performance of this Agreement, or any obligation thereunder, is materially and adversely prevented,delayed, restricted, or interfered with, in whole or in part, by a Force Majeure Event, the Party so affected, upon giving prompt notice of the other Party, subject to Article 21, shall be excused from such performance of their obligations to the extent of such prevention, delay, restriction, or interference (and the other Party shall likewise be excused from performance so prevented, delayed, restricted or interfered with); provided that the Party so affected shall use its reasonable efforts to avoid or remove such causes of nonperformance, and all the parties shall continue performance hereunder with the utmost dispatch whenever such causes are removed; provided further that nothing herein contained shall be construed or interpreted as: (a) requiring any Party to accede to any demands of employees or labor unions, which such Party, in its sole discretion, shall consider unreasonable; or (b) relieving any Party from its obligations to pay, when due, any amount owed by such Party for a period prior to the occurrence of the Force Majeure Event.



     During the period of a Force Majeure Event, whether declared by Crown or Statoil, Statoil shall not beobligated to make any Processing Fee payments for Crude Oil not delivered or processed during the ForceMajeure Event.

     In the event of any delay or nonperformance caused by any Force Majeure Event, the Party affected shall provide verbal notice of the Force Majeure Event as soon as possible, but no later than twelve (12) hoursfollowing the time at which such Party had knowledge of the Force Majeure Event, and shall, within two (2)business days after the time at which such Party had knowledge of the Force Majeure Event, provide the other Party with notice of the nature, cause, date of commencement, and anticipated extent of such delay or nonperformance.

     If performance of this Agreement is suspended due to a Force
     Majeure Event that is a Labor Dispute at theRefinery, which continues for a period of five (5) days or more, the Parties' performance obligations and options as to termination, shall be as proved in Article 21.

     If performance, by either Party of its obligations under this Agreement, is suspended due to a Force Majeure Event which is not within Article 21, the Parties' respective options are as follows:


     a) If performance is suspended by a Force Majeure Event for less than thirty (30) consecutive calendar days from the date notice is given, the time, within which either Party is obligated to perform under this Agreement, shall be extended for a period equal to such period of suspension;

     b) If performance is suspended by a Force Majeure Event for thirty (30) consecutive calendar days or more from the date notice is given, either Party may terminate this Agreement by giving written notice to the other Party, and neither Party shall have any further liability to the other, except for rights and remedies previously accrued under this Agreement, and obligations to pay sums then due and owing.

          Any Crude Oil, not processed by the date of notice of such termination, shall be deemed to have been processed into Products which Statoil is entitled to lift, and shall be made available to Statoil. Crown shall deliver all Products to Statoil, including those deemed processed from Refinery Stock existing at the time of termination, in accordance with Article 14.

     c) If this Agreement is not terminated pursuant to Article 22 (b) above, performance shall resume to the extent made possible by the end or amelioration of the Force
          Majeure Event,      in accordance with the terms of
          this Agreement, except that: (i) the time, within which the Parties are obligated to perform under this Agreement, shall not be extended; and (ii) the quantities of Crude Oil to be supplied, and the Products to be delivered, under this Agreement shall be ratably reduced, by the quantity of Crude Oil not supplied or Products not delivered, during the duration of the Force Majeure Event.

     __________
     ARTICLE 23




     ___________________
     LAW AND ARBITRATION



     This Agreement shall be construed in accordance with, and governed by, the Laws of the State of New York.

     The Parties to a dispute under this Agreement shall make every effort to solve, promptly and in good faith,such dispute. Disputes or controversies arising hereunder, which cannot be resolved by the parties, shall beexclusively and definitively resolved by arbitration, and conducted by three arbitrators in accordance with thearbitration rules of the International Chamber of Commerce (ICC), from time to time in force, which rules aredeemed for that purpose to be incorporated by reference herein. The place of arbitration shall be New York,New York, USA. The costs of any arbitration shall be borne equally by each Party, except that each Partyshall be responsible for its own legal fees and expenses. Judgment may be obtained upon any arbitration decision by any court of competent jurisdiction, or application may be made to such court for a judicial acceptance to the award or an order of enforcement, as the case may be.

     __________
     ARTICLE 24




     _____________________________________________________
     REPRESENTATIONS, WARRANTIES, AND COVENANTS OF STATOIL




     Statoil represents and warrants as follows:

        24.1 Statoil is a corporation duly organized, and validly existing, in good standing under the Laws of the State of Delaware, and has full corporate power and authority to enter into this Agreement, and to carry out the transactions contemplated hereby. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action of Statoil.

        24.2 This Agreement as been duly and validly executed and delivered by Statoil, and, assuming the due authorization, execution, and delivery hereof by Crown, constitutes a valid and binding obligation of Statoil, enforceable against it in accordance with its terms.

        24.3 Neither the execution and delivery of this Agreement by Statoil, nor the consummation by Statoil of the transactions contemplated hereby:

               a)   violates any provision of its charter
               documents;

               b) constitutes a breach or default (or an event which, with the giving of notice or passage of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation or imposition of any security interest, lien, charge, or other encumbrance upon any assets of, or any materialcontract, commitment, understanding, agreement, arrangement, or restriction of any kindor character, to which Statoil is Party, or by which Statoil or any of its assets is bound, or

               c) violates any statute, Laws, regulation, or rule, or any judgment, decree, order, writ, orinjunction of any court or Governmental Authority, applicable to Statoil, or to its businessand operations.

        24.4 On the date of this Agreement: (a) there are no judgments, orders, writs, or injunctions of anycourt or Governmental Authority, or other regulatory or administrative agency, commission, or arbitration panel, domestic or foreign, presently in effect or pending or threatened
               against   Statoil; and  (b) there are no claims,
               actions, suits or proceedings, or investigations
               by or     before any court or Governmental
               Authority, or other regulatory or administrative agency, commission, or arbitration panel, pending or threatened by or against Statoil, which, in the case of either Article 24.4 (a) or 24.4 (b) above, would interfere with the consummation of the transactions contemplated by this Agreement, or would materially adversely affect its business or operations, or for which Crown would be liable with respect to such business and operations.

        24.5 Statoil is in compliance with all material Laws and Regulations applicable to its operations, and has not received any notification that it is not presently so in compliance.

        24.6   Statoil shall maintain all licenses identified in
               Article 8, as may be required by law. Statoil shall promptly notify Crown of any change in status, with respect to the licenses identified in
               Article 8. Should such taxes be refundable due to exportation from either the United States or Texas, Statoil shall seek such refunds for its own account, without offset to Crown when payment is due to the taxing authority.

     __________
     ARTICLE 25


     ___________________________________________________
     REPRESENTATIONS, WARRANTIES, AND COVENANTS OF CROWN



     Crown represents and warrants as follows:

       25.1 Crown is a corporation duly organized, and validly existing, in good standing under the Laws of the State of Maryland, and has full corporate power and authority to enter into this Agreement, and to carry out the transactions contemplated hereby. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action of Crown.

       25.2 This Agreement as been duly and validly executed and delivered by Crown, and, assuming the due authorization, execution, and delivery hereof by Statoil, constitutes a valid and binding obligation of Crown, enforceable against it in accordance with its terms.

       25.3 Neither the execution and delivery of this Agreement by Crown, nor the consummation by Crown of the transactions contemplated hereby:

           a)  violates any provision of its charter documents;

           b) constitutes a breach or default (or an event which, with the giving of notice or passage of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation or imposition of any security interest, lien, charge, or other encumbrance upon any assets of, or any material contract, commitment, understanding, agreement, arrangement, or restriction of any kind or character, to which Crown is Party, or by which Crown or any of its assets is bound, or

           c) violates any statute, Laws, regulation, or rule, or any judgment, decree, order, writ, or injunction of any court or Governmental Authority, applicable to Crown, or to its business and operations.



       25.4 On the date of this Agreement: (a) there are no judgments, orders, writs, or injunctions of anycourt or Governmental Authority, or other regulatory or administrative agency, commission, or arbitration panel, domestic or foreign, presently in effect or pending or threatened against Crown; and (b) there are no claims, actions, suits or proceedings, or
           investigations by or    before any court or
           Governmental Authority, or other regulatory or administrative agency, commission, or arbitration panel, pending or threatened by or against Crown, which, in the case of either Article 25.4 (a) or 25.4
           (b) above, would interfere with the consummation of the transactions contemplated by this Agreement, or would materially adversely affect its business or operations, or for which Statoil would be liable with respect to such business and operations.

       25.5 Crown is in compliance with all material Laws and Regulations applicable to its operations, and has not received any notification that it is not presently so in compliance.

       25.6 Crown warrants the Refinery Facilities are structurally sound and safe, and that Crown does not know, and has no reason to know, of any problems which could cause environmental danger, or be detrimental in any material way, to the environment or to Statoil's interests.

       25.7 Crown warrants and represents that, for the duration of this Agreement, Crown shall maintainand operate the Refinery Facilities, in a manner which fully complies in all material respects with all applicable Laws and Regulations, including all Environmental Laws, and the Reformulated Gasoline and Anti-Dumping Regulations, referenced in Article 29.
       25.8 Crown warrants they have operational and safety manuals, and that all appropriate personnel are familiar with the procedures in these manuals. Crown further represents that all appropriate personnel are routinely trained on safety and disaster procedures.

       25.9 Crown warrants there are no liens on any property that is necessary for Crown's performance of this Agreement. In addition, Crown warrants there is no litigation pending that could reasonably be expected to adversely affect Crown's ability to perform its obligations under this Agreement

     __________
     ARTICLE 26


     _________________
     SAFETY AND HEALTH


     Statoil has furnished to Crown (Addendum One hereto) an MSDS for the Crude Oil that Statoil may supply to Crown hereunder, including safety and health warnings. Crown acknowledges receipt of such information, and agrees to furnish such warnings and information to all persons whom Crown can reasonably foresee, may be exposed to or may handle such Crude Oil, including, but not limited to, Crown's employees, agents, contractors, and customers.

     Crown will furnish to Statoil, MSDS information on the Products to be supplied under this Agreement.

     __________
     ARTICLE 27


     __________
     ASSIGNMENT


     Neither Crown, nor Statoil, may assign this Agreement in whole or in part, except if such assignment is madeto an Affiliate, without written consent of the other Party, and providing that the assigning Party shall alwaysremain jointly and severally liable with the assignee for the performance of this Agreement. This Agreementshall be binding on the respective successors and permitted assigns of the Parties.

     __________
     ARTICLE 28


     __________
     STATEMENTS


     Crown will provide all necessary statements, required by Statoil, in connection with this Agreement.

     Crown is required to provide Statoil, as frequently as possible, but in no case less than a weekly schedule, with detailed inventory records reflecting the volume of Crude Oil held for processing, and volume of Products stored and deemed processed for Statoil's account, as well as the ownership and volumes of all parties who share commingled storage.

     Crown is required to notify any person who holds a security interest in Crown's inventory, or in any Crude Oil processed by Crown, or Products sold by Crown to other parties, or to any assets of Crown which could include Crude Oil and/or Products inventories, of the existence of this Agreement, and Statoil's title and ownership in the Crude Oil and Products under this Agreement, and is required to provide Statoil with evidence of such notice(s).

     __________
     ARTICLE 29



     __________________________________________________________
     COMPLIANCE WITH EPA REFORMULATED GASOLINE AND ANTI-DUMPING

     ___________
     REGULATIONS




     Crown shall have exclusive responsibility for certification of all gasoline refined under this Agreement, pursuant to the United States Environmental Protection Agency's
     (``
       EPA'') Reformulated Gasoline and Anti-Dumping regulations, and shall be responsible for all refiner reports to the EPA, pursuant to such regulations. In the event that Statoil shall be found to have violated the EPA Reformulated Gasoline and Anti-Dumping regulations, on account of any transaction relating to or arising from this Agreement, and that violation is the result of a mistake, error, or omission on the part of Crown, then Crown shall indemnify Statoil in accordance with the provisions of
     Article 20.

     __________
     ARTICLE 30


     ____________
     LIABILITIES


     Except as elsewhere provided in this Agreement, neither Party shall be liable for any indirect, incidental, special, or consequential damages, specific performance, or lost profits sustained by the other Party as a result of anything relating to this Agreement.

     __________
     ARTICLE 31


     _____________
     MISCELLANEOUS


       31.1 Unless otherwise agreed in writing, any notices, statements, requests, or other communications to be given by either Party, pursuant to this Agreement, shall be made in writing, and unless otherwise provided herein, be sufficiently made if sent by prepaid first class post, facsimile, or by telex, to the address of the other Party specified for this purpose below, and shall, unless otherwise provided herein, be deemed to have been made on the day on which such communication is sent to Statoil and to Crown at the addresses and telex numbers specified below:


     Statoil North America, Inc.      Crown Central Petroleum
                                      Corporation
     225 High Ridge Road              P.O. Box 1759
     Stamford, CT 06905               Houston, Texas 77251-1759
     Attn:  Mr. Jens Grondahl         Attn:  Mr. Randall M. Trembly
                                                Executive Vice
                                      President

     Telephone:  (203) 978-6900       Telephone:  (713) 920-4103
     Telex:  MCI 6819522 STATOIL      Facsimile:  (713) 920-3916
     Facsimile:  (203) 978-6952

                                      With a copy to:
                                      Crown Central Petroleum
                                      Corporation
                                      4747 Bellaire Boulevard
                                      Bellaire, Texas 77401
                                      Attn:  Mr. Edward L. Rosenberg
                                                Senior Vice President


                                      - Supply and
                                                Transportation

                                      Telephone:  (713) 660-4555
                                      Facsimile:  (713) 660-4550





      31.2 This Agreement, including the Addenda, contains the entire understanding of the Parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants, or undertakings other than those expressly set forth herein. This Agreement supersedes all prior agreements, including Agreement in Principle, and undertakings between the Parties with respect to its subject matter, except to the extent any such prior agreement is specifically incorporated herein.
            This Agreement may be amended or modified only by a written agreement duly executed by each of the Parties hereto.

      31.3 In the case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement.

      31.4 The Article headings contained herein are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.


      31.5 This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together constitute one and the same instrument.
      31.6 Waiver of performance of any obligation by either Party shall not be deemed a waiver of performance of other obligations or future waivers of the same obligation.



      31.7 Nothing in this Agreement shall be construed to establish any agency or partnership relationship among the Parties, and the Parties specifically disclaim any intention to create such a relationship.

     In witness whereof the parties have made up this Agreement in duplicate and signed







     at   ________
          Stamford_________________________________






     on  ________________
         January 14, 1997__________________________










     By:  /s/---_______________________________________
                Sigurd Jansen__________________________

                    Statoil North America, Inc.
     Name:  Sigurd Jansen
     Title:  President


     Crown Central Petroleum Corporation
     Name:  Henry A. Rosenberg, Jr.
     Title:    Chairman of the Board

                             ADDENDUM ONE


                      MATERIAL SAFETY DATA SHEET
                           CRUDE OIL SWEET

     Trade Name and Synonymes:
     Crude Oil, Earth Oil

     Chemical Name and/or Family or Discription:
     Petroleum Hydrocarbons

     Importer's Name:
     Statoil North America Inc.

     Address:                 Telphone Number for Information:
     225 High Ridge Road           (203) 978-6900 (during normal
     business

     Stamford, Connecticut 06905        hrs. 8:30 a.m.-4:30 p.m.)
                         24 hr. pager: 1-800-759-7243, Pin #35619

     Chemical Composition:
     Petroleum Hydrocarbons
     Traces of organic metallic compounds and inorganic gases.

     This product is classified by OSHA Hazard Communication
     Standards, 29 CFR 1910.1200 as:

     -Carcinogenic
     -Hazardous
     -Flammable

     HAZARD SUMMARY

     Danger!
     May release gases.
     Hydrogen sulfide (H S) may be fatal if inhaled.
                        2
     Flammable.
     Gases may cause irritation to eyes.
     May be harmful to skin.

     PHYSICAL DATA

     Appearance:  Usually greenish-black liquid
                           3
     Density:  0.8-1.0 g/cm
     Boiling point: From ambient temperature to approximately
         C
        .
     700
     Viscosity:  Variable
     Evaporation Rate:  Variable
     Vapor Pressure (RVP, psi): Variable; Typical range: 4.0-11.5
     Solubility in water:  Negligible
     PH of undiluted product:  Not determined

     OCCUPATIONAL SAFETY REGULATIONS

     Permissible consentrations, air:  none established.

     Recommend Benzene:       TLV/TWA   10 ppm
                   C4:
          ``                       TLV       800 ppm
                   H2S:
          ``                       TLV/TWA   10 ppm
     OSHA H2S Ceiling Limit                  20 ppm

     OCCUPATIONAL CONTROL PROCEDURES

     Respiratory Protection:  Select appropriate respiratory
     protection               where necessary to maintain
     exposures                below acceptable limits.

     Ventilation:             Mechanical ventilation required
     only in                  emergency or extreme conditions,
     such as confined spaces

     Protective Gloves:       Gloves resistant to chemicals and
     petroleum distillates    recommended.

     Eyes:                    Use safety glasses with side
     shields and/or           face shield where spashing is
     present.
                              Other Protective Equipment:
                              Coveralls if   spashing is present.

     ENVIRONMENTAL DATA

     ____________________
     Chemical/Common Name     _______
                              CAS No.        __________
                                             Range in #


     *Petroleum - Crude Oil   8002-05-09          100

     *Hazardous according to OSHA (1910.1200) or one or more state Right-to-Know lists.

     SARA TITLE III











     __________________________________________
     Section 313 - Toxic Chemicals (40 CFR 372)



     The material contains the following compontent(s) at a level of 1.0% or greater (0.1% for carcinogens) on the list of Toxic Chemicas and is subject to toxic chemical release reporting requirements.

     _________
     Component      _______________
                    CAS Register No.         Approx.

     Concentration
                                        _____________
                                        (Upper Bound)

     Benzene        71-43-2             1.0%
     Tolune              108-88-3            2.0%
     Xylenes (mixed isomers)  1330-20-7      2.0%

     ____________________________________________
     Section 311 - Hazard Categories (40 CFR 370)


     Immediate (Acute) Health Hazard
     Delayed (Chronic) Health Hazard              Fire Hazard

     Eyes:                    In case of contact, immediately
     flush eyes with
                         plenty of water for at least 15 minutes.
      Call a
                         physician.

     Ingestion:               If swallowed, do not induce
     vomiting.  Give large
                         quantities of water.  Never give
     anything by
                         mouth to an unconscious person.  Call a
     physician.

     NOTES TO PHYSICIAN

     Gastric lavage by qualified medical personnel may be considered, depending on quantity of material ingested.

     PHYSIOLOGICAL EFFECTS

     Effects of Exposure (Acute)

     Eyes:                    Liquid is believed to be minimally
     irritating, however                     H2S gas may cause
     tearing and burining and in
                         severe cases corneal blistering.


     Skin:                    Believed to be slightly irritating
     with possible

                         redness, edema or drying of the skin.
     May

                         cause dermatitis on prolonged or
     repeated

                         contact.

     Respiratory              H2S gas can cuase irritation to the
     throat and lungs,
                         nausea and System: dizziness. Death by suffocation
                         may also occur.  See Other below.

     Effect of Exposure
     (Chronic):               Based on compositoinal analysis,
     this product may
                         cause skin cancer in laboratory animals
     when
                         repeatedly applied for most of the
     lifetime of the
                         animal with no effort made to remove the oil
                         between applications.

     Other:                   CAUTION!  H2S has poor warning
     properties,
                         fatigues sense of smell.

     FIRE AND EXPLOSION HAZARD DATA

     Flammable Liquid    Lower explosion limit (LEL) = 1%
                    Upper explosion limit (UEL) = 10%

     Flash point:  Less than ambient (variable).
     Extinguishing Medial:  Use dry chemical, CO2, foam.
     Special Fire Fighting Procedures: Water should only be used to keep fire-exposed containers cool. If a leak or spill has not ignited, use water spray to disperse the vaports and to protect personnel attemptiong to stop a leak. Water spray may be used to flush spills away from areas of potential ignition.
     Unusual Fire and Explosion Hazards: Products of combustion may contain carbon monoxide, carbon dioxide and other toxic materials. Do no enter enclosed or confined space without proper protective equipment including respiratory protection.

     SPILL, LEAK AND DISPOSAL INFORMATION

     General: Constrain spill immediately in smallest possible area. Recover as much of hte product as possible by mechanical means, followed by recovering residual fluids by usine abosrbent materials.

     Nonrecoverable product, contaminated soil, debris and other materials should be placed in proper containers for ultimate disposal. Avoid washing, drawing or directing material to strom or sanitary severs. NOTE: REVIEW FIRE AND EXPLOSION HAZARDS before proceeding with clean up. Use appropriate personal protective equipment during clean up.

     Waste Disposal Method: Recycle as much of the recoverable product as possible. Treatment, storage transportation and disposal must be in accordance with applicable Federal
     State/Provincial, and local regulations.



     TRANSPORTATION AND STORAGE

     Storage conditions:      Store in accordance with National
     Fire Protection
                         Association regulations

     Shipping Information:         IATA/IMO
     Proper Shipping Name:    Petroleum Crude Oil
     Hazard Class:            2 (3.2 IMO)
     UN NO.:             UN 1267
     IMO/ICAO Label:          Flammable Liquid

     ADDITIONAL INFORMATION

     CAUTION: Misuse of empty containers can be hazardous if used to store toxic, flammable, or reactive materials. Cutting or welding of empty containers might cause fire, explosion or toxic fumes from residues. Do no pressurize or expose to open flame or heat. Keep container closed and drum bungs in place.

     DATE OF LATEST REVISION/REVIEW

     3 July 1990

     All Statements, information and data provided in this material safety data sheet are believed to be accurate and relaible, but are presented without guarantee, representation, warranty or responsibility of any kind, expressed or implied. any and all representations and/or warranties of merchantibility or fitness for a particular purpose are specifically disclaimed. Users should make their own investigations to determine the suitability of the information or porducts for their particular purpose. Nothing contained herein is intended as permission, inducement or recommendation to violate any laws or to practice any invention convered by existing patents, copyrights or inventions.

     ADDENDUM TWO

     Stand-By Letter of Credit:



     At the request of Crown Central Petroleum Corporation of
     Baltimore,

     Maryland (hereinafter referred to as ``
                                           Crown''),

     we  ______________________________ ,  hereby open our
     irrevocable stand-by Letter of Credit,



     No.  _____________________________ ,



     in favor of  Statoil North America, Inc., of 225 High Ridge
     Road,

     Stamford, Connecticut  06905 (hereinafter referred to as
     ``
      Statoil''), covering the Crude Oil and Products owned by Statoil which is in ``
                          Crown's'' custody.



     We hereby irrevocably and unconditionally undertake to make payment of



     USD  ____________________________ ,

     (plus or minus 10%)



       in favor of ``Statoil's'' Account No. 23276001 with Den
       Norske Bank, New York, NY, ABA # 026-005-694, upon
       ``Statoil's'' first written request, and on the presentation of the following documentation:



       a)  A copy of ``
                      Statoil's'' Commercial Invoice showing all or part of the quantity and value of Statoil-owned
       Products in ``Crown's'' custody.


       b) ``
           Statoil's'' signed statement, stating that payment of the above mentioned invoice is due, and that payment has not been made by ``
                                Crown,'' and/or the amount due
          to ''
              Statoil'' in the account of ``Crown's''
          nonperformance of the   Processing Agreement,dated
          _________________________ , is due and has not been
          paid.

            We hereby agree that all requests for payment in accordance with the terms stipulated herein will be duly honored upon presentation of the documentation, as set out in paragraphs (a) and (b) above, if presentedto bank ____________________________________ , on or before  ____________________________.



          Partial drawings are allowed.



          In addition to any payment made according to the above paragraph (a), we will honor claims for interest at the prime rate, as published by the ``
                                           Wall Street
          Journal''
                  , calculated from the due date according to the invoice, to the actual date of payment to the beneficiary.



          All related banking charges and commissions, whether for ``
               Statoil'' or ``Crown'', shall be for the account of ``
              Crown.''



     This stand-by Letter of Credit is subject to the uniform customs and practice for documentary credit (1993 Revision, International Chamber of Commerce, Paris Publication No.
     500).

     This telex is the instrument of utilization. No mail confirmation follows.